UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2017

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor
Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 588-1960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Memorandum of Understanding

On December 26, 2017, AVEO Pharmaceuticals, Inc. (“AVEO” or “we”) entered into a binding Memorandum of Understanding (the “MOU”) with class representatives Bob Levine and William Windham (the “Plaintiffs”), regarding the settlement of a securities class action lawsuit (the “Class Action”) filed in 2013 and pending in the United States District Court for the District of Massachusetts (the “Court”) against us and certain of our former officers (Tuan Ha-Ngoc, David Johnston, and William Slichenmyer, together, the “Individual Defendants”), In re AVEO Pharmaceuticals, Inc. Securities Litigation et al., No. 1:13-cv-11157-DJC. As previously disclosed, the Class Action was purportedly brought on behalf of shareholders who purchased our common stock between May 16, 2012 and May 1, 2013 (the “Class”).

Under the terms of the MOU, which outlines certain elements of the settlement, we have agreed with counsel for the Plaintiffs to cause certain of our and the Individual Defendants’ insurance carriers to provide the Class with a cash payment of $15,000,000, which includes the cash amount of any attorneys’ fees or litigation expenses that the Court may award Plaintiffs’ counsel and costs Plaintiffs’ incur in administering and providing notice of the settlement. Additionally, we agreed to issue to the Class warrants for the purchase of 2,000,000 shares of AVEO common stock exercisable from the date of issue until the expiration of a one-year period after the date of issue at an exercise price equal to the closing price on December 22, 2017, the trading day prior to the execution of the MOU, which was $3.00. In consideration of this settlement payment, Plaintiffs have agreed that the settlement will include a dismissal of the Class Action with prejudice and a release of all claims against the Company and the Individual Defendants (the “Release”) by the Class.

The settlement is subject to the execution of a definitive settlement agreement, notice to the Class, and final approval of the Court and shall be effective on the date (the “Effective Date”) on which all of the following circumstances have occurred: (a) a final judgment containing the Release has been entered by the Court (“Final Judgment”); (b) no appeal is pending with respect to the Final Judgment; (c) the Final Judgment has not been reversed, modified, vacated or amended; (d) the time to file any appeal from the Final Judgment has expired without the filing of an appeal or an order dismissing the appeal or affirming the Final Judgment has been entered, and any time to file a further appeal (including a writ of certiorari or for reconsideration of the appeal) has expired; and (e) the MOU and any settlement agreement with respect to the claims released in the Final Judgment have not expired or been terminated.

We have agreed to use our best efforts to issue and deliver the warrants within ten business days following the Effective Date. We anticipate that the warrants, when issued pursuant to the settlement, will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 3(a)(10) of the Securities Act.

The MOU contains no admission of wrongdoing. AVEO and the Individual Defendants have always maintained and continue to believe that they did not engage in any wrongdoing or otherwise commit any violation of federal or state securities laws or other laws. However, given the potential cost and burden of continued litigation, we believe the settlement is in our best interests and the best interests of our stockholders.

The foregoing summary of the Memorandum of Understanding is qualified in its entirety by the full text of the Memorandum of Understanding, which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Memorandum of Understanding, dated December 26, 2017, by and among the Company and the parties named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: December 26, 2017	By:	/s/ Michael Bailey
Michael Bailey President and Chief Executive Officer